Exhibit 99.1

McDermott Reports Second Quarter 2005 Results; Net Income of $80.9 million, $1.12 per diluted share, includes $50.4 million benefit from increased net deferred tax assets and B&W settlement revaluation expense of $7.4 million after tax

    NEW ORLEANS--(BUSINESS WIRE)--Aug. 4, 2005--McDermott International, Inc. (NYSE:MDR) ("McDermott" or the "Company") today reported net income of $80.9 million, or $1.12 per diluted share, for the 2005 second quarter, compared to net income of $11.8 million, or $0.17 per diluted share, for the corresponding period in 2004. Weighted average common shares outstanding on a fully diluted basis were approximately 72.2 million and 67.5 million for June 30, 2005 and June 30, 2004, respectively.
    The second quarter 2005 results referenced above includes two items which McDermott does not believe represents customary business operations: a $50.4 million benefit from decreasing the valuation allowance associated with McDermott's deferred tax assets and an expense of $7.4 million after-tax from the revaluation of the liability associated with The Babcock & Wilcox Company's ("B&W") Chapter 11 settlement. Excluding these two items, McDermott's Non-GAAP net income was $38.0 million, or $0.53 per fully diluted share. In comparison, McDermott's second quarter 2004 Non-GAAP net income was $15.8 million, or $0.23 per fully diluted share. Please see the table titled "McDermott's Non-GAAP Earnings Reconciliation" below for the reconciliation between McDermott's reported net income prepared in accordance with GAAP and the Non-GAAP net income and net income per share amounts stated above.
    Revenues in the second quarter of 2005 were $515.1 million, compared to $499.8 million in the corresponding period in 2004. Operating income was $54.8 million in the 2005 second quarter, compared to $35.7 million in the 2004 second quarter. The second quarter 2005 operating income included approximately $0.2 million of corporate qualified pension expense, compared to $15.8 million in the second quarter 2004. The year-over-year reduction in corporate qualified pension expense reflects the previously announced spin-off of the B&W pension plan and related expense which was completed on January 31, 2005. In addition, beginning January 1, 2005, McDermott now allocates to its Government Operations segment the pension expense related to that segment.
    "McDermott produced strong results in the second quarter of 2005," said Bruce W. Wilkinson, Chairman of the Board and Chief Executive Officer of McDermott. "Our businesses performed very well, and were aided in particular by J. Ray's marine operations as well as some timing benefits, including certain contract close-outs and settlements. There continues to be strong bidding activity occurring in most regions for J. Ray, and site management opportunities for BWXT, and we remain confident that we will convert some of these bids into backlog in the near future."

    RESULTS OF OPERATIONS
    2005 Second Quarter Compared to 2004 Second Quarter

    Marine Construction Services Segment ("J. Ray")

    Revenues in the Marine Construction Services segment were $355.2 million in the 2005 second quarter, compared to $359.3 million for the same period a year ago. The slight year-over-year reduction in revenues resulted primarily from the 2004 completion of several large EPIC projects and decreased fabrication activity on projects in Morgan City, Louisiana, partially offset by increased revenues from the worldwide marine division and fabrication projects in the Middle East region.
    Segment income for the 2005 second quarter was $30.9 million, compared to $22.1 million in the 2004 second quarter. Major items contributing to operating income in the 2005 second quarter were projects in the Middle East and Caspian regions, and international marine projects. In addition, J. Ray recorded a net benefit of approximately $9.2 million to operating income from other items including certain contract close-outs and settlements. The 2004 second quarter included a net benefit of $12.7 million, in aggregate, from favorable contract cost adjustments and other items.
    At June 30, 2005, J. Ray's backlog was $0.9 billion, compared to backlog of $1.2 billion and $1.1 billion at December 31, 2004 and June 30, 2004, respectively.

    Government Operations Segment ("BWXT")

    Revenues in the Government Operations segment increased $19.4 million, to $159.9 million, in the 2005 second quarter, compared to $140.5 million for the same period a year ago. The increase was primarily due to higher volumes in the manufacture of nuclear components for certain U.S. government programs, and increased revenues from commercial nuclear environmental services and other commercial work, including increased uranium downblending activity.
    Segment income decreased $2.2 million, to $29.7 million, compared to the 2004 second quarter, primarily due to the corporate allocation to BWXT related to qualified pension expense of $5.3 million in the second quarter 2005, which in 2004 and prior periods was recorded in the corporate segment. The pension allocation was partially offset by higher volume and margins from the manufacture of nuclear components for certain U.S. government programs and increased commercial nuclear activity.
    At June 30, 2005, BWXT's backlog was $1.6 billion, compared to backlog of $1.7 billion and $1.6 billion at December 31, 2004 and June 30, 2004, respectively.

    Corporate

    Unallocated corporate expenses were $6.1 million in the 2005 second quarter, a decrease of $13.9 million compared to the 2004 second quarter. The decrease was primarily due to a reduction in qualified corporate pension expense during the second quarter of 2005 as a result of the BWXT pension allocation and the spin-off of B&W's pension assets and liabilities into a new B&W-sponsored pension plan.

    Other Income and Expense

    The Company's other expense for the second quarter of 2005 was $7.3 million, compared to $10.8 million in the second quarter of 2004, which included net interest expense of $3.4 million and $7.3 million in the respective quarters.
    During the 2005 second quarter, revaluation of certain components of the estimated settlement cost related to the B&W Chapter 11 proceedings generated an increase in the estimated cost of the settlement to $146.7 million, resulting in the recognition of other pretax expense of $6.4 million ($7.4 million after tax). The increase in the second quarter 2005 estimated settlement cost is due primarily to an increase in the closing price of McDermott's common stock from $18.93 per share at March 31, 2005, to $21.00 per share at June 30, 2005. In the second quarter of 2004, the revaluation of the estimated B&W settlement cost resulted in the recognition of other pretax expense of $4.4 million ($4.0 million after tax). As discussed in the Company's annual report on Form 10-K for the year ended December 31, 2004, the Company is required to revalue certain components of the estimated settlement cost quarterly and at the time the securities are issued, assuming the settlement is finalized.

    THE BABCOCK & WILCOX COMPANY

    The Company wrote off its remaining investment in B&W of $224.7 million during the second quarter of 2002 and has not consolidated B&W with McDermott's financial results since B&W's Chapter 11 bankruptcy filing in February 2000. B&W's revenues were $368.9 million in the second quarter of 2005, an increase of $11.6 million compared to the second quarter of 2004. Operating income for the second quarter of 2005 and 2004 was $10.8 million and $32.7 million, in the respective periods. During the second quarter of 2005, B&W recorded approximately $6.8 million of pension expense, which in prior years resided in the corporate segment, and also recorded an expense for its asbestos liability of $9.7 million, compared to a $3.0 million expense in the second quarter of 2004. At June 30, 2005, B&W's backlog was $1.5 billion, compared to backlog of $1.5 billion and $1.1 billion at December 31, 2004 and June 30, 2004, respectively.

    LIQUIDITY

    At June 30, 2005, McDermott's consolidated unrestricted cash balance was approximately $261 million, with J. Ray representing approximately $184 million of this total. In addition, McDermott's consolidated restricted cash balance was approximately $164 million at June 30, 2005, with J. Ray representing $133 million of the consolidated amount. In accordance with the indenture relating to J. Ray's senior secured notes issued in December 2003, commencing July 15, 2005, J. Ray announced an offer to purchase at par up to $36.5 million of its senior secured notes. The source of funds to purchase any properly tendered notes will be the remaining restricted cash available from certain asset sales, which previously was available for use on capital expenditures. As of July 26, 2005, the Company's unrestricted liquidity had improved approximately $40 million from the June 30, 2005 amounts, as a result of increased liquidity at J. Ray.

    OTHER INFORMATION

    About the Company

    McDermott International, Inc. is a leading worldwide energy services company. The Company's subsidiaries provide engineering, fabrication, installation, procurement, research, manufacturing, environmental systems, project management and facility management services to a variety of customers in the energy and power industries, including the U.S. Department of Energy.
    In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release, which are forward-looking and provide other than historical information, involve risks and uncertainties that may impact the Company's actual results of operations. These forward-looking statements include statements relating to the proposed settlement of the B&W Chapter 11 proceedings and optimism regarding the Company's ability to convert bids into backlog. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous uncertainties and risks, including, but not limited to, risks that the B&W Chapter 11 settlement may not be finalized on the terms we have described, credit risks and J. Ray's ability to competitively bid on projects. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. For a more complete discussion of these and other risk factors, please see McDermott's annual report for the year ended December 31, 2004 and its 2005 quarterly reports filed with the Securities and Exchange Commission.
    In addition to the Company's results prepared in accordance with generally accepted accounting principals ("GAAP"), McDermott has provided Non-GAAP financial measures that present net income and net income per share for the three-months ended June 30, 2005 and June 30, 2004 on a basis that excludes certain income and expenses. Details of these excluded items are presented in the table below titled "Non-GAAP Earnings Reconciliation," which reconciles the GAAP results to Non-GAAP financial measures described above.

Conference Call to Discuss 2005 Second Quarter Earnings Release

Date:         Friday, August 5, 2005, at 10:00 a.m. EST (9:00 a.m.
              CST)

Live Webcast: Investor Relations section of website at
              www.mcdermott.com

Replay: Available for two weeks in the investor relations section of www.mcdermott.com


                     McDERMOTT INTERNATIONAL, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                      Three Months Ended          Six Months Ended
                           June 30,                   June 30,
                        2005         2004         2005         2004
                        ----         ----         ----         ----
                                       (Unaudited)
                          (In thousands, except per share amounts)

Revenues              $515,136     $499,817     $954,251     $999,151
----------------------------------------------------------------------
Costs and Expenses:
  Cost of
   operations          417,112      426,804      780,144      892,372
  Selling, general
   and
   administrative
   expenses             50,657       45,526       95,935       89,118
----------------------------------------------------------------------
                       467,769      472,330      876,079      981,490
----------------------------------------------------------------------
Equity in Income
 of Investees            7,398        8,197       17,269       15,940
----------------------------------------------------------------------
Operating Income        54,765       35,684       95,441       33,601
----------------------------------------------------------------------
Other Income
 (Expense):
  Interest income        5,494          872        8,408        1,820
  Interest expense      (8,923)      (8,213)     (18,619)     (16,684)
  Increase in
   estimated cost
   of The Babcock
   & Wilcox Company
   bankruptcy
   settlement           (6,355)      (4,383)      (5,887)      (1,972)
  Other-net              2,528          912        5,298        2,115
----------------------------------------------------------------------
                        (7,256)     (10,812)     (10,800)     (14,721)
----------------------------------------------------------------------
Income before
 Provision for
 (Benefit from)
 Income Taxes           47,509       24,872       84,641       18,880

Provision for
 (Benefit from)
 Income Taxes          (33,410)      13,087      (18,714)      17,962
----------------------------------------------------------------------
Net Income             $80,919      $11,785     $103,355         $918
----------------------------------------------------------------------
Earnings per
 Common Share:
  Basic                  $1.20        $0.18        $1.54        $0.01
  Diluted                $1.12        $0.17        $1.45        $0.01
----------------------------------------------------------------------
Weighted Average
 Shares
     Basic          67,602,303   65,524,948   67,188,271   65,398,526
     Diluted        72,157,715   67,480,107   71,485,971   67,525,697
----------------------------------------------------------------------

                     McDERMOTT INTERNATIONAL, INC.
                 NON-GAAP EARNINGS RECONCILIATION (1)

                        Three Months Ended          Six Months Ended
                             June 30,                   June 30,
                         2005         2004         2005         2004
                         ----         ----         ----         ----
                                         (Unaudited)
                          (In thousands, except per share amounts)

Net Income              $80,919      $11,785     $103,355        $918
----------------------------------------------------------------------
Adjustments:
  Valuation
   allowance
   adjustment on
   Deferred tax
   asset                (50,383)           -      (50,383)          -
  Pre-tax B&W
   settlement
   revaluation            6,355        4,383        5,887       1,972
  Tax on B&W
   settlement
   revaluation            1,085         (376)         953        (653)
----------------------------------------------------------------------
  NON-GAAP NET
   INCOME               $37,976      $15,792      $59,812      $2,237
----------------------------------------------------------------------
Weighted Average
 Shares - Basic      67,602,303   65,524,948   67,188,271  65,398,526

Weighted Average
 Shares - Diluted    72,157,715   67,480,107   71,485,971  67,525,697
----------------------------------------------------------------------
NON-GAAP Basic
 Earnings per Share       $0.56        $0.24        $0.89       $0.03
NON-GAAP Diluted
 Earnings per Share       $0.53        $0.23        $0.84       $0.03
----------------------------------------------------------------------

(1) Presented above is a reconciliation between GAAP net income and certain non-GAAP financial measures. The non-GAAP measures are based upon our unaudited consolidated statements of operations for the periods shown, with certain adjustments. McDermott is providing the non-GAAP information to supplement the results provided in accordance with GAAP and it should not be considered superior to, or as a substitute for, the comparable GAAP measures. However, McDermott believes certain non-GAAP measures provide meaningful insight into the Company's ongoing operational performance and therefore uses the non-GAAP information internally to evaluate McDermott's operations for purposes of budget planning and performance goals. McDermott has chosen to provide this supplemental non-GAAP information to investors to enable them to perform additional comparisons of operating results and as a means to emphasize the results of ongoing operations absent income and expenses considered by management to be outside the Company's customary business.

                     McDERMOTT INTERNATIONAL, INC.
                     SELECTED SEGMENT INFORMATION

                         Three Months Ended        Six Months Ended
                               June 30,                June 30,
                          2005         2004        2005        2004
                          ----         ----        ----        ----
                                          (Unaudited)
                                         (In thousands)
REVENUES
  Marine
   Construction
   Services               $355,228    $359,334    $641,831   $725,142
  Government
   Operations              159,940     140,490     312,533    274,019
  Power Generation
   Systems                       -           -           -          -
  Adjustments and
   Eliminations                (32)         (7)       (113)       (10)
  --------------------------------------------------------------------
  TOTAL                   $515,136    $499,817    $954,251   $999,151
  --------------------------------------------------------------------
SEGMENT INCOME (LOSS)
  Marine
   Construction
   Services                $30,899     $22,112     $59,980    $18,511
  Government
   Operations               29,736      31,908      53,777     51,617
  Power Generation
   Systems                     262       1,660         385      1,771
  --------------------------------------------------------------------
                            60,897      55,680     114,142     71,899
  Corporate                 (6,132)    (19,996)    (18,701)   (38,298)
  --------------------------------------------------------------------
  TOTAL                    $54,765     $35,684     $95,441    $33,601
  --------------------------------------------------------------------

EQUITY IN INCOME (LOSS) FROM INVESTEES (1)
  Marine
   Construction
   Services                  $(175)       $746       $(269)    $1,909
  Government
   Operations                7,092       7,180      16,715     13,427
  Power Generation
   Systems                     481         271         823        604
  --------------------------------------------------------------------
  TOTAL                     $7,398      $8,197     $17,269    $15,940
  --------------------------------------------------------------------

DEPRECIATION & AMORTIZATION EXPENSE (1)
  Marine
   Construction
   Services                 $7,019      $6,537     $13,734    $11,747
  Government
   Operations                3,109       2,945       6,257      6,036
  Power Generation
   Systems                       -           -           -          -
  Corporate                    393       1,018       1,049      1,643
  --------------------------------------------------------------------
  TOTAL                    $10,521     $10,500     $21,040    $19,426
  --------------------------------------------------------------------

CAPITAL EXPENDITURES
  Marine
   Construction
   Services                 $2,520      $2,121     $14,850     $3,870
  Government
   Operations                2,424       2,333       7,777      4,239
  Power Generation
   Systems                       -           -           -          -
  Corporate                    134           2         155          2
  --------------------------------------------------------------------
  TOTAL                     $5,078      $4,456     $22,782     $8,111
  --------------------------------------------------------------------

BACKLOG
  Marine
   Construction
   Services               $934,415  $1,082,386    $934,415 $1,082,386
  Government
   Operations            1,613,593   1,592,926   1,613,593  1,592,926
  --------------------------------------------------------------------
  TOTAL                 $2,548,008  $2,675,312  $2,548,008 $2,675,312
  --------------------------------------------------------------------

(1) Included in Segment Income (Loss) above.


                     McDERMOTT INTERNATIONAL, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS

                                ASSETS

                                                 June 30,    Dec. 31,
                                                   2005        2004
                                                   ----        ----
                                                (Unaudited)
                                                    (In thousands)
Current Assets:
  Cash and cash equivalents                       $261,378   $259,319
  Restricted cash and cash equivalents             111,767    111,455
  Investments                                       42,651          -
  Accounts receivable - trade, net                 234,281    226,731
  Accounts receivable from The Babcock &
   Wilcox Company                                    3,443      6,121
  Accounts and notes receivable -
   unconsolidated affiliates                        57,643     29,330
  Accounts receivable - other                       31,746     71,522
  Contracts in progress                             68,119     72,355
  Deferred income taxes                             18,813      9,813
  Other current assets                              15,318     13,277
----------------------------------------------------------------------
  Total Current Assets                             845,159    799,923
----------------------------------------------------------------------
Restricted Cash and Cash Equivalents                51,747     66,498
----------------------------------------------------------------------
Property, Plant and Equipment                    1,102,604  1,087,314
  Less accumulated depreciation                    796,262    780,225
----------------------------------------------------------------------
  Net Property, Plant and Equipment                306,342    307,089
----------------------------------------------------------------------
Investments                                         60,069     41,884
----------------------------------------------------------------------
Goodwill                                            12,926     12,926
----------------------------------------------------------------------
Other Assets                                       212,327    158,612
----------------------------------------------------------------------
  TOTAL                                         $1,488,570 $1,386,932
----------------------------------------------------------------------

                 LIABILITIES AND STOCKHOLDERS' DEFICIT

                                                 June 30,     Dec. 31,
                                                   2005         2004
                                                   ----         ----
                                                (Unaudited)
                                                     (In thousands)
Current Liabilities:
  Notes payable and current maturities of
   long-term debt                                  $4,250     $12,009
  Accounts payable                                 96,595     114,235
  Accounts payable to The Babcock & Wilcox
   Company                                         38,890      55,180
  Accrued employee benefits                        62,474      79,362
  Accrued liabilities - other                     160,809     163,649
  Accrued contract cost                            76,831      81,591
  Advance billings on contracts                   255,739     217,053
  U.S. and foreign income taxes payable            26,151      18,612
----------------------------------------------------------------------
     Total Current Liabilities                    721,739     741,691
----------------------------------------------------------------------
Long-Term Debt                                    260,175     268,011
----------------------------------------------------------------------
Accumulated Postretirement Benefit Obligation      26,404      26,315
----------------------------------------------------------------------
Self-Insurance                                     61,532      61,715
----------------------------------------------------------------------
Pension Liability                                 214,493     328,852
----------------------------------------------------------------------
Accrued Cost of The Babcock & Wilcox Company
 Bankruptcy Settlement                            117,990     112,103
----------------------------------------------------------------------
Deferred Liability Associated with Babcock &
 Wilcox Company Pension Plan Spin-Off
 ( See Note 8)                                    117,079           -
----------------------------------------------------------------------
Other Liabilities                                 109,112     109,688
----------------------------------------------------------------------

Commitments and Contingencies.

Stockholders' Deficit:
  Common stock, par value $1.00 per share,
   authorized 150,000,000 shares; issued
   71,038,199 at June 30, 2005 and 69,560,726
   at December 31, 2004                            71,038      69,561
  Capital in excess of par value                1,139,969   1,122,055
  Accumulated deficit                            (957,553) (1,060,908)
  Treasury stock at cost, 2,231,860 shares at
   June 30, 2005 and 2,341,902 at December 31,
   2004                                           (61,559)    (64,625)
  Accumulated other comprehensive loss           (331,849)   (327,526)
----------------------------------------------------------------------
     Total Stockholders' Deficit                 (139,954)   (261,443)
----------------------------------------------------------------------
     TOTAL                                     $1,488,570  $1,386,932
----------------------------------------------------------------------

                    McDERMOTT INTERNATIONAL, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                   Six Months Ended
                                                       June 30,
                                                    2005       2004
                                                    ----       ----
                                                      (Unaudited)
                                                    (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                        $103,355       $918
----------------------------------------------------------------------
Adjustments to reconcile net income to net cash
 provided by (used in) operating activities:
  Depreciation and amortization                     21,040     19,426
  Income or loss of investees, less dividends       (6,261)    (6,689)
  Gain on asset disposals and impairments - net     (2,540)    (2,953)
  Benefit from deferred taxes                      (50,065)    (7,996)
  Increase in estimated cost of The Babcock &
   Wilcox Company bankruptcy settlement              5,887      1,972
  Other                                             11,972      1,200
  Changes in assets and liabilities, net of
   effects of acquisitions and divestitures:
     Accounts receivable                             1,878     (4,633)
     Net contracts in progress and advance
      billings                                      42,822    (24,102)
     Accounts payable                              (33,919)    12,130
     Accrued and other current liabilities          (6,787)    (7,332)
     Income taxes                                    7,539     13,748
     Accrued employee benefits                     (16,852)    (3,129)
     Other, net                                     (3,808)    (6,197)
----------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) OPERATING
 ACTIVITIES                                         74,261    (13,637)
----------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease in restricted cash and cash equivalents    14,439     12,172
Purchases of property, plant and equipment         (22,782)    (8,111)
Purchases of available-for-sale securities        (194,307)   (34,965)
Sales of available-for-sale securities               2,450      5,140
Maturities of available-for-sale securities        131,545     30,025
Proceeds from asset disposals                        8,690      6,601
Other                                               (4,657)        (1)
----------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) INVESTING
 ACTIVITIES                                        (64,622)    10,861
----------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of long-term debt                          (12,734)         -
Decrease in short-term borrowing                         -    (36,750)
Issuance of common stock                             4,928        281
Debt issuance costs                                   (940)         -
Other                                                1,210       (857)
----------------------------------------------------------------------
NET CASH USED IN FINANCING ACTIVITIES               (7,536)   (37,326)
----------------------------------------------------------------------
EFFECTS OF EXCHANGE RATE CHANGES ON CASH               (44)         6
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS                                         2,059    (40,096)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD   259,319    174,790
----------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD        $261,378   $134,694
----------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
Cash paid during the period for:
  Interest (net of amount capitalized)              $9,394    $16,939
  Income taxes - net (1)                           $32,258    $24,428
----------------------------------------------------------------------

(1) Income tax payments are gross amounts and do not include reimbursements received from The Babcock & Wilcox Company of $3.7 and $12.8 million, respectively, for the six months ended June 30, 2005 and 2004.

    CONTACT: McDermott International, Inc., Houston
             Investor Relations & Corporate Communications
             Jay Roueche, 281-870-5462
             jroueche@mcdermott.com